Exhibit 99.1

Grocery Outlet Holding Corp. Announces Fourth Quarter and Fiscal 2025 Financial Results
Emeryville, CA – March 4, 2026 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the fourth quarter and full fiscal year ended January 3, 2026, both of which contained one additional week ("53rd week") versus the comparable prior periods. Additionally, the Company today announced a business optimization plan (the “Optimization Plan”) to improve operational execution, strengthen long-term profitability and increase cash flow generation.
Highlights for Fourth Quarter Fiscal 2025 as compared to Fourth Quarter Fiscal 2024:
•Net sales increased by 10.7% to $1.22 billion, which includes $82.4 million from the 53rd week.
•Comparable store sales declined by 0.8% on a 13-week basis.
•Gross margin was 29.7% compared to 29.5% last year.
•Operating loss was $234.8 million, which included $110.2 million in non-cash impairment of long-lived assets and $149.0 million in non-cash goodwill impairment.
•Net loss was $218.2 million, or $(2.22) per diluted share, compared to net income of $2.3 million, or $0.02 per diluted share last year. Adjusted net income(1) was $18.7 million, or $0.19 diluted adjusted earnings per share(1), compared to $14.5 million, or $0.15 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) was $68.0 million, representing 5.6% of net sales.
Highlights for Fiscal 2025 as compared to Fiscal 2024:
•Net sales increased by 7.3% to $4.69 billion.
•Comparable store sales increased by 0.5% on a 52-week basis.
•Gross margin was 30.3% compared to 30.2% last year.
•Operating loss was $221.7 million, which included $113.8 million in non-cash impairment of long-lived assets, $45.9 million in restructuring charges and $149.0 million in non-cash goodwill impairment.
•Net loss was $224.9 million, or $(2.30) per diluted share, compared to net income of $39.5 million, or $0.40 per diluted share last year. Adjusted net income(1) was $75.2 million, or $0.76 diluted adjusted earnings per share(1), compared to $76.3 million, or $0.77 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) increased by 7.4% to $254.3 million, representing 5.4% of net sales.
__________________________________
(1)     Adjusted net income, diluted adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

“We made progress on our strategic priorities in 2025; however, our fourth-quarter results made clear that we have more work to do, and we’re moving quickly,” said Jason Potter, President and CEO of Grocery Outlet. “Consumer pressure intensified, federally funded benefits were delayed, and competition grew more promotional in the fourth quarter. In response, we have begun to sharpen our focus on what matters most: delivering clearer value and a better in-store experience. We’re intensely focused on restoring the opportunistic mix to rebuild value perception with the customer and advancing our store refresh program, and we’re already seeing early, measurable improvements. At the same time, we’re closing underperforming stores, reshaping our new store growth strategy and reallocating resources to strengthen operating results and returns on capital. We are confident that we have identified the core challenges, and now have the right plans in place and the right team to execute them.”
Fourth Quarter Fiscal 2025 Financial Summary:
Net sales increased 10.7% versus last year to $1.22 billion, which includes $82.4 million from the 53rd week. The increase was due to new store sales, partially offset by a 0.8% decline in comparable store sales, which is calculated on a 13-week basis. The decline in comparable store sales was driven by a 1.7% decrease in average transaction size, partially offset by a 0.9% increase in the number of transactions. Comparable store sales for the quarter were adversely impacted by the delayed disbursement of benefits from federally-funded assistance programs that many of our customers depend on, including the Supplemental Nutrition Assistance Program. We opened 7 new stores and closed zero stores, ending the quarter with 570 stores in 16 states.
Gross profit increased 11.5% versus last year to $361.0 million. Gross margin was 29.7% for the fourth quarter, an increase of 20 basis points versus the fourth quarter last year driven primarily by improved inventory management, partially offset by price investments and mix shifts into lower margin categories.
Selling, general and administrative expenses increased 13.6% versus last year to $337.1 million. As a percentage of net sales, SG&A expenses for the fourth quarter increased 70 basis points to 27.7% of net sales, driven primarily by higher incentive compensation, higher depreciation attributable to new store growth, higher operator commissions and other costs to support the long-term growth strategy of the business, partially offset by lower severance costs.
Operating loss was $234.8 million, which included $110.2 million in non-cash impairment of long-lived assets and $149.0 million in non-cash goodwill impairment. Substantially all impairment of long-lived assets for the quarter related to certain underperforming stores that we subsequently determined to close as part of the Optimization Plan as further described below. In addition, as a result of performing our required annual impairment testing of goodwill we recorded a non-cash impairment charge in the fourth quarter. This non-cash impairment charge does not impact future operations.
Net loss was $218.2 million, or $(2.22) per diluted share compared to net income of $2.3 million, or $0.02 per diluted share last year. Adjusted net income(1) increased by 28.8% to $18.7 million, or $0.19 diluted adjusted earnings per share(1) versus last year. Adjusted EBITDA(1) was $68.0 million, or 5.6% of net sales, compared to $57.2 million, or 5.2% of net sales, in the prior year.
Fiscal 2025 Financial Summary:
Net sales increased 7.3% to $4.69 billion during fiscal 2025 due to new store sales and a 0.5% increase in comparable store sales, which is calculated on a 52-week basis. The increase in comparable store sales was driven by a 1.6% increase in the number of transactions, partially offset by a 1.1% decrease in average transaction size. We opened 42 new stores and closed 5 stores.
Gross profit increased 7.4% versus last year to $1.42 billion. Gross margin was 30.3% during fiscal 2025, an increase of 10 basis points versus last year.

Selling, general and administrative expenses increased by 8.5% versus last year to $1.33 billion and increased 30 basis points to 28.4% of net sales. The increase in SG&A as a percentage of net sales was driven primarily by costs attributed to new store growth, bad debt reserves, personnel costs from the Company-operated stores acquired in the United Grocery Outlet transaction in April of last year, and other costs to support the long-term growth strategy of the business, partially offset by decreases from elective commission support we provided to operators related to the systems conversion in the prior year.
Operating loss was $221.7 million, which included $113.8 million in non-cash impairment of long-lived assets, $45.9 million in restructuring charges and $149.0 million in non-cash goodwill impairment. Restructuring charges for the year consisted of $38.2 million in cash charges and $7.7 million in non-cash charges related to the Restructuring Plan as further described below.
Net loss was $224.9 million, or $(2.30) per diluted share compared to net income of $39.5 million, or $0.40 per diluted share last year. Adjusted net income(1) decreased by 1.5% to $75.2 million, or $0.76 diluted adjusted earnings per share(1) versus last year. Adjusted EBITDA(1) increased by 7.4% to $254.3 million, or 5.4% of net sales versus last year.
Cash Flow & Capital Spending:
•Net cash provided by operating activities during fiscal 2025 was $222.1 million compared with $112.0 million for fiscal 2024. The increase in cash flow provided by operating activities in fiscal 2025 was driven primarily from improved inventory management and the timing of payments.
•Capital expenditures for fiscal 2025, before tenant improvement allowances, were $220.3 million, an increase of $13.4 million over fiscal 2024. Capital expenditures, net of tenant improvement allowances, for fiscal 2025, were $191.9 million compared with $185.7 million for fiscal 2024, due primarily to additional new store openings and increased supply chain investments.
Optimization Plan and Restructuring Plan:
To strengthen long-term profitability and cash flow generation, improve operational execution, optimize our existing store footprint and align with our disciplined new store growth strategy, in the first quarter of fiscal 2026 we conducted a strategic, financial and operational analysis of our store fleet. Following that review, on March 2, 2026, our Board of Directors adopted the Optimization Plan that provides for the closure of 36 financially underperforming stores, including the termination or sublease of the applicable store leases, the termination or sublease of a lease for a distribution center facility that we are no longer utilizing, and the termination of operator agreements with independent operators ("IOs") for the applicable store locations as well as certain other store locations. These actions under the Optimization Plan are expected to be substantially completed during fiscal 2026.
In addition, preceding the adoption of the Optimization Plan, during the reporting process for the audited consolidated financial statements for fiscal 2025, we determined that the long-lived assets of the Closure Stores were impaired, and recognized $110 million of non-cash charges in Impairment of long-lived assets on the condensed consolidated statements of operations and comprehensive income (loss).
In connection with the Optimization Plan, we currently estimate we will incur between $14 million and $25 million in net total restructuring charges in fiscal 2026, including between $51 million and $63 million of estimated cash expenditures primarily for lease termination fees, and between $11 million and $14 million of bad debt expense, partially offset by net non-cash write-off of right-of-use assets and lease liabilities associated with these leases of between $(48) million and $(52) million.
In addition to the above costs, we estimate that our fiscal 2026 gross profit may be negatively impacted by between $4 million and $6 million as a result of sales discounts or product markdowns to liquidate on-hand inventory during the wind-down of operations of the Closure Stores.

As previously reported, the Company initiated a restructuring plan during the fourth quarter of fiscal 2024, which was substantially completed in the second quarter of fiscal 2025, intended to improve long-term profitability, cash flow generation and return on invested capital, optimize the footprint of new store growth and lower the Company’s cost base (the "Restructuring Plan"). As of January 3, 2026, the Company incurred total costs under the Restructuring Plan of $61.8 million, including (i) $15.9 million of non-cash impairment of long-lived assets in fiscal 2024, and (ii) $38.2 million of cash expenditures and $7.7 million of non-cash impairment and disposal of long-lived assets in fiscal 2025. All costs incurred under the Restructuring Plan are included in Restructuring charges on the condensed consolidated statements of operations and comprehensive income (loss).
Outlook:
The Company is providing the following outlook for fiscal 2026:

New store openings, net(1)	30-33
Net sales	$4.60 - $4.72 billion
Comparable store sales increase / decrease	"-2.0% to 0.0%"
Gross margin	29.7% - 30.0%
Adjusted EBITDA	$220 million to $235 million
Diluted adjusted earnings per share	$0.45 - $0.55
Capital expenditures (net of tenant improvement allowances)	$170 million
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(1) Excludes store closures related to the Optimization Plan.
As a reminder, the Company will report 52 weeks of operating results in fiscal 2026 compared to 53 weeks in fiscal 2025.
Conference Call Information:
A conference call to discuss the fourth quarter and full year fiscal 2025 financial results is scheduled for today, March 4, 2026 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13756824. The telephone dial-in replay will be available for approximately two weeks after the call. The webcast replay will be available for approximately one year after the call.

Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, and cash-on-cash return as supplemental key metrics to assess our financial performance, and net leverage as a supplemental metric to assess our liquidity. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results and liquidity. Management uses these non-GAAP financial performance measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA and adjusted earnings per share to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income (loss), net income (loss) and earnings (net loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business. Management uses net leverage to evaluate our overall liquidity and financial flexibility to pursue operational strategies and to evaluate our capital structure, and our ability to service our long-term debt obligations.
Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense, asset impairment and gain or loss on disposition, acquisition and integration costs, costs related to the amortization of inventory purchase accounting asset step-ups, restructuring charges, goodwill impairment and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted-average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted-average shares outstanding. Management defines cash-on-cash returns as Four Wall EBITDA divided by total net cash investment. Four wall EBITDA includes store level costs such as product and distribution costs, commissions, occupancy, marketing and other related costs. A definition of net leverage and a related reconciliation to the most directly comparable GAAP financial measure can be found on the Investor Relations section of our website under "Financial Information—Quarterly Results."
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.

We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results. We have also not reconciled the cash-on-cash return forward-looking outlook because such metric includes store-level cash flows and initial capital investment at the individual store level, which are not captured or presented on a GAAP basis. Reconciling this metric to a GAAP measure would require unreasonable efforts and assumptions.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, the Optimization Plan and its associated activities, costs and benefits, the Restructuring Plan and its associated benefits, our ability to drive long-term value and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; delay or disruption in funding of benefits provided under government-funded assistance programs, such as the Supplemental Nutrition Assistance Program; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan and Optimization Plan; risks associated with our store refresh initiatives, including that such efforts do not lead to improvements in operating results or are more costly to implement than we anticipate; financial and operating impacts associated with our Optimization Plan; risks related to our plan to operate certain newly opened stores as Company-operated stores; inflation, tariffs and other changes affecting the market prices of the products we sell; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; risks associated with economic conditions; risks associated with uncertainty and changes in U.S. trade policies, including tariffs; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated from our technology initiatives or third-party security breaches or other disruptions; failure to maintain the security of information we hold, including relating to personal information or payment card data; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect our ability to operate our business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee that future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a growth-oriented extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 560 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Nevada, Maryland, Ohio, New Jersey, North Carolina, Georgia, Alabama, Delaware, Kentucky and Virginia.
INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com

Ron Clark
(646) 776-0886
ron@ellipsista.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net sales	$1,215,267	$1,097,854	$4,688,759	$4,371,501
Cost of sales	854,248	773,974	3,269,466	3,049,564
Gross profit	361,019	323,880	1,419,293	1,321,937
Selling, general and administrative expenses	337,068	296,619	1,332,288	1,227,722
Impairment of long-lived assets	110,169	—	113,807	—
Restructuring charges (benefits)	(425)	15,888	45,903	15,888
Goodwill impairment	149,000	—	149,000	—
Operating income (loss)	(234,793)	11,373	(221,705)	78,327
Interest expense, net	7,711	6,982	27,480	22,156
Income (loss) before income taxes	(242,504)	4,391	(249,185)	56,171
Income tax expense (benefit)	(24,343)	2,080	(24,273)	16,706
Net income (loss) and comprehensive income (loss)	$(218,161)	$2,311	$(224,912)	$39,465
Basic earnings (net loss) per share	$(2.22)	$0.02	$(2.30)	$0.40
Diluted earnings (net loss) per share	$(2.22)	$0.02	$(2.30)	$0.40
Weighted-average shares outstanding:
Basic	98,177	97,407	97,985	98,707
Diluted	98,177	98,021	97,985	99,615

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	January 3, 2026	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$69,602	$62,828
Independent operator receivables and current portion of independent operator notes, net of allowance	16,983	16,051
Other accounts receivable, net of allowance	3,685	4,166
Merchandise inventories	381,961	394,152
Prepaid expenses and other current assets	25,409	26,701
Total current assets	497,640	503,898
Independent operator notes and receivables, net of allowance	43,748	36,441
Property and equipment, net	742,961	750,423
Operating lease right-of-use assets	1,089,838	1,014,678
Intangible assets, net	78,375	78,778
Goodwill, net	633,835	782,734
Other assets	4,702	6,869
Total assets	$3,091,099	$3,173,821
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$177,457	$175,871
Accrued and other current liabilities	54,277	55,240
Accrued compensation	17,841	19,687
Current portion of long-term debt	15,000	15,000
Current lease liabilities	87,324	72,905
Income and other taxes payable	12,097	10,921
Total current liabilities	363,996	349,624
Long-term debt, net	477,905	462,502
Deferred income tax liabilities, net	33,183	56,178
Long-term lease liabilities	1,229,473	1,106,219
Other long-term liabilities	2,879	1,914
Total liabilities	2,107,436	1,976,437
Stockholders' equity:
Common stock	98	97
Series A preferred stock	—	—
Additional paid-in capital	827,048	815,858
Retained earnings	156,517	381,429
Total stockholders' equity	983,663	1,197,384
Total liabilities and stockholders' equity	$3,091,099	$3,173,821

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	53 Weeks Ended	52 Weeks Ended
	January 3, 2026	December 28, 2024
Cash flows from operating activities:
Net income (loss)	$(224,912)	$39,465
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	107,610	90,747
Amortization of intangible and other assets	22,778	17,459
Amortization of debt issuance costs and debt discounts	928	910
Non-cash rent	7,230	4,780
Impairment of long-lived assets	121,492	15,888
Goodwill impairment	149,000	—
Share-based compensation	10,491	10,516
Provision for independent operator and other accounts receivable reserves	12,791	4,853
Deferred income taxes	(22,995)	12,123
Other	2,739	1,015
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(11,157)	(7,515)
Merchandise inventories	12,191	(29,951)
Prepaid expenses and other assets	1,863	7,645
Income and other taxes payable	1,176	(3,766)
Trade accounts payable	2,096	(36,936)
Accrued and other liabilities	5,478	(25,240)
Accrued compensation	(1,947)	(7,755)
Operating lease liabilities	25,281	17,725
Net cash provided by operating activities	222,133	111,963
Cash flows from investing activities:
Advances to independent operators	(13,622)	(11,364)
Repayments of advances from independent operators	4,230	4,778
Business acquisition, net of cash and cash equivalents acquired	—	(60,526)
Purchases of property and equipment	(198,333)	(186,611)
Proceeds from sales of assets	39	—
Investments in intangible assets and licenses	(21,989)	(20,305)
Net cash used in investing activities	(229,675)	(274,028)
Cash flows from financing activities:
Proceeds from exercise of stock options	700	8,845
Proceeds from revolving credit facility	70,000	190,000
Principal payments on revolving credit facility	(40,000)	—
Principal payments on senior term loan due 2028	(15,000)	(5,625)
Principal payments on finance leases	(1,384)	(1,959)
Repurchase of common stock	—	(81,355)
Net cash provided by financing activities	14,316	109,906
Net increase (decrease) in cash and cash equivalents	6,774	(52,159)
Cash and cash equivalents at beginning of period	62,828	114,987
Cash and cash equivalents at end of period	$69,602	$62,828

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net income (loss)	$(218,161)	$2,311	$(224,912)	$39,465
Interest expense, net	7,711	6,982	27,480	22,156
Income tax expense (benefit)	(24,343)	2,080	(24,273)	16,706
Depreciation and amortization expenses	35,767	28,957	130,388	108,206
EBITDA	(199,026)	40,330	(91,317)	186,533
Share-based compensation expense (benefit)	3,083	(6,290)	10,491	10,516
Asset impairment and gain or loss on disposition (1)	110,555	86	115,570	1,047
Acquisition and integration costs (2)	31	285	1,069	8,631
Amortization of purchase accounting assets (3)	—	—	—	839
Restructuring charges (benefits) (4)	(425)	15,888	45,903	15,888
Goodwill impairment	149,000	—	149,000	—
Other (5)	4,772	6,949	23,574	13,325
Adjusted EBITDA	$67,990	$57,248	$254,290	$236,779

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net income (loss)	$(218,161)	$2,311	$(224,912)	$39,465
Share-based compensation expenses (benefits)	3,083	(6,290)	10,491	10,516
Asset impairment and gain or loss on disposition (1)	110,555	86	115,570	1,047
Acquisition and integration costs (2)	31	285	1,069	8,631
Amortization of purchase accounting assets and deferred financing costs (3)	1,286	1,389	5,091	6,328
Restructuring charges (benefits) (4)	(425)	15,888	45,903	15,888
Goodwill impairment	149,000	—	149,000	—
Other (5)	4,772	6,949	23,574	13,325
Tax adjustment to normalize effective tax rate (6)	(8)	129	2,728	(1,179)
Tax effect of total adjustments (7)	(31,430)	(6,229)	(53,351)	(17,746)
Adjusted net income	$18,703	$14,518	$75,163	$76,275

GAAP earnings (net loss) per share:
Basic	$(2.22)	$0.02	$(2.30)	$0.40
Diluted	$(2.22)	$0.02	$(2.30)	$0.40
Adjusted earnings per share:
Basic	$0.19	$0.15	$0.77	$0.77
Diluted	$0.19	$0.15	$0.76	$0.77
Weighted-average shares outstanding:
Basic	98,177	97,407	97,985	98,707
Diluted (8)	98,177	98,021	97,985	99,615
Non-GAAP weighted-average shares outstanding:
Basic	98,177	97,407	97,985	98,707
Diluted (9)	98,809	98,021	98,550	99,615

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(1)Represents asset impairment charges and gains or losses on dispositions of assets, including asset impairment charges related to certain underperforming stores which were subsequently determined to be closed as part of the Optimization Plan. Excludes long-lived asset impairment related to the Restructuring Plan.
(2)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, other consulting and retention bonus expenses.
(3)For purposes of determining adjusted EBITDA, this line represents the incremental amortization of inventory step-ups resulting from purchase price accounting related to the acquisition of United Grocery Outlet. For purposes of determining adjusted net income, in addition to the previously noted item, this line also represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, as well as the amortization of debt issuance costs, as these items are already included in the adjusted EBITDA reconciliation within the depreciation and amortization expenses and interest expense, net, respectively.
(4)Represents charges related to the Restructuring Plan, which include lease termination costs, impairment and disposal of long-lived assets, employee severance and benefit costs and legal, professional and other costs.
(5)Represents other non-recurring, non-cash or non-operational items, such as certain personnel-related hiring and termination costs, system implementation costs, strategic project costs, store closing costs, legal settlements and other legal expenses, costs related to employer payroll taxes associated with equity awards, and miscellaneous costs.
(6)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax benefits or shortfalls related to stock option exercises and vesting of time-based restricted stock units and performance-based restricted stock units that are recorded in earnings as discrete items in the reporting period in which they occur.
(7)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(8)For the fourth quarter and full fiscal year 2025, there is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss.
(9)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock.